Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	November 16, 2016
Contact:	John S. D'Orazio
President and CEO
Telephone:	540-777-3815

RGC RESOURCES, INC.
REPORTS RECORD EARNINGS
ROANOKE, Va. (November 16, 2016)—RGC Resources, Inc. (NASDAQ: RGCO) announced record consolidated Company earnings of $5,806,866 or $1.22 per share for the fiscal year ended September 30, 2016. This compares to earnings of $5,094,415 or $1.08 per share for the year ended September 30, 2015. CEO John D'Orazio stated, "The increase in earnings is attributable to improved utility margins associated with our infrastructure replacement programs and customer growth, and our investment in the Mountain Valley Pipeline (MVP)." D'Orazio further commented, "The Company will continue to invest over the next 4-5 years in infrastructure replacement programs to enhance the safety and reliability of our gas distribution system for our utility subsidiary, Roanoke Gas Company. Our investment in the MVP will also continue. If approved, the MVP is scheduled to be in-service at the end of 2018.
Earnings for the quarter ended September 30, 2016 were $145,561 or $0.03 per share compared to $0.01 per share for the quarter ended September 30, 2015. D'Orazio attributed the higher quarterly earnings primarily to higher utility margins, increased overhead capitalization and the MVP investment.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. Past performance is not necessarily a predictor of future results.
Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Revenues	$9,980,265	$9,733,404	$59,063,291	$68,189,607
Cost of sales	4,115,076	4,324,712	27,498,377	37,983,174
Gross margin	5,865,189	5,408,692	31,564,914	30,206,433
Equity in earnings of MVP	56,919	—	152,864	—
Other operating expenses, net	5,232,938	4,947,380	20,608,407	20,429,037
Interest expense	415,721	371,340	1,636,321	1,512,419
Income (loss) before income taxes	273,449	89,972	9,473,050	8,264,977
Income tax expense (benefit)	127,888	54,217	3,666,184	3,170,562
Net income (loss)	$145,561	$35,755	$5,806,866	$5,094,415
Net earnings per share of common stock:
Basic	$0.03	$0.01	$1.22	$1.08
Diluted	$0.03	$0.01	$1.22	$1.08
Cash dividends per common share	$0.2025	$0.1925	$0.810	$0.770
Weighted average number of common shares outstanding:
Basic	4,784,457	4,737,307	4,766,604	4,728,210
Diluted	4,794,244	4,739,745	4,773,175	4,731,676

Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,
Assets	2016	2015
Current assets	$15,482,324	$16,149,822
Total property, plant and equipment, net	132,128,138	118,629,552
Other assets	17,942,387	11,067,820
Total Assets	$165,552,849	$145,847,194
Liabilities and Stockholders’ Equity
Current liabilities	$28,497,053	$23,202,984
Long-term debt, net of unamortized debt issuance costs	33,636,051	30,316,573
Deferred credits and other liabilities	47,752,673	39,486,646
Total Liabilities	109,885,777	93,006,203
Stockholders’ Equity	55,667,072	52,840,991
Total Liabilities and Stockholders’ Equity	$165,552,849	$145,847,194